EXHIBIT 5.1
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                   [MAYER, BROWN & PLATT LETTERHEAD]


                            October 9, 1998



The Board of Trustees
AMLI Residential Properties Trust
125 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as special counsel to AMLI Residential Properties
Trust, a Maryland real estate investment trust (the "Company"), in connection with the Company's registration of 3,125,000 Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series B Preferred Shares"), and 3,125,000 Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), into which the Series B Preferred Shares are convertible, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), and Amended and Restated Bylaws, resolutions of the Company's Board of Trustees, and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

     (1) the Series B Preferred Shares have been duly authorized and legally issued and are fully paid and, except as described below, nonassessable; and



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The Board of Trustees
October 9, 1998
Page 2



     (2) the Common Shares have been duly authorized and, when the Common Shares are issued upon conversion of the Series B Preferred Shares in accordance with the terms of the Company's Declaration of Trust, the Common Shares will be legally issued, fully paid and, except as described below, nonassessable.

     Our opinion relating to the nonassessability of the Series B
Preferred Shares and the Common Shares does not pertain to the potential liability of shareholders of the Company for debts and liabilities of the Company. Section 5-350 of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment trust . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally liable in connection with the Company's property or the affairs of the Company. The Declaration of Trust further provides that the Company shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that the Company, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to the Company's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable for such claims and liabilities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

     We express no opinion as to matters under or involving any laws other than the laws of the State of Maryland regarding real estate investment trusts, the State of Illinois and the Federal laws of the United States of America.

                                       Very truly yours,

                                       /s/ MAYER, BROWN & PLATT

                                       MAYER, BROWN & PLATT